SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 17)

                                   -----------

                                FOOT LOCKER, INC.
                      (formerly named Venator Group, Inc.)
                                (Name of Issuer)


Common Stock, $.01 par value per share                       344849 10 4
   (Title of class of securities)                           (CUSIP number)


                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                          909 Third Avenue, 30th Floor
                            New York, New York 10022
                                 (212) 350-5100

            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  July 24, 2002
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 16 pages)




NY2:\1179026\02\P9QQ02!.DOC\56392.0003

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 2 of 16 Pages
----------------------------------------------------                    -----------------------------------------------
------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENWAY PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3714238
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, 00
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 497,300
        SHARES
                            ----------------    -----------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    -----------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            497,300
       REPORTING
                            ----------------    -----------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                               497,300
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------




                                        2

----------------------------------------------------                    ------------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 3 of 16 Pages
----------------------------------------------------                    ------------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENTREE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3752875
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, 00
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 391,500
        SHARES
                            ----------------    ------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    ------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            391,500
       REPORTING
                            ----------------    ------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                391,500
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.3%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    --------------------------------------------------------------------------------------------





                                        3

----------------------------------------------------                    --------------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 4 of 16 Pages
----------------------------------------------------                    --------------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHOUSE PARTNERS, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793447
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, 00
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               497,300
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          497,300

------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                497,300
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    ----------------------------------------------------------------------------------------------




                                        4

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 5 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT  L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3793450
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, 00
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               391,500
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          391,500

------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                391,500
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.3%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    -------------------------------------------------------------------------------------------




                                        5

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 6 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    --------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENBELT CORP.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3791931
                            OF ABOVE PERSON
------------------------    --------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    --------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    --------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  00
------------------------    --------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    --------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    --------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 6,360,748
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            6,360,748
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

------------------------    --------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                               6,360,748
------------------------    --------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    --------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   4.5%
------------------------    --------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              CO
------------------------    --------------------------------------------------------------------------------------------




                                        6

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 7 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENSEA OFFSHORE, L.P.
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, 00
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                            Cayman Islands
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                 515,000
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                                   0
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                            515,000
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                              0

------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                               515,000
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              PN
------------------------    -------------------------------------------------------------------------------------------




                                        7

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 8 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    ----------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GREENHUT OVERSEAS, L.L.C.
                            S.S. OR I.R.S. IDENTIFICATION NO.                      13-3868906
                            OF ABOVE PERSON
------------------------    ----------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    ----------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    ----------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  WC, AF, 00
------------------------    ----------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    ----------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                                      Delaware
------------------------    ----------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                     0
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                               515,000
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                                0
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                          515,000

------------------------    ----------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                                515,000
------------------------    ----------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    ----------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   0.4%
------------------------    ----------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              OO
------------------------    ----------------------------------------------------------------------------------------------




                                        8

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 9 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               ALFRED D. KINGSLEY
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, 00
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e):
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                             United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                               791,400
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                             7,764,548
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                          791,400
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                        7,764,548

------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                              8,555,948
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   6.1%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------




                                        9

----------------------------------------------------                    -----------------------------------------------
CUSIP No. 344849 10 4                                       13D                  Page 10 of 16 Pages
----------------------------------------------------                    -----------------------------------------------

------------------------    -------------------------------------------------------------------------------------------
1                           NAME OF REPORTING PERSON                               GARY K. DUBERSTEIN
                            S.S. OR I.R.S. IDENTIFICATION NO.
                            OF ABOVE PERSON
------------------------    -------------------------------------------------------------------------------------------
2                           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                            (a)    [x]
                                                                                                         (b)    [_]
------------------------    -------------------------------------------------------------------------------------------
3                           SEC USE ONLY
------------------------    -------------------------------------------------------------------------------------------
4                           SOURCE OF FUNDS:                                                  PF, AF, 00
------------------------    -------------------------------------------------------------------------------------------
5                           CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
                            [_]
------------------------    -------------------------------------------------------------------------------------------
6                           CITIZENSHIP OR PLACE OF ORGANIZATION:                               United States
------------------------    -------------------------------------------------------------------------------------------
       NUMBER OF            7                   SOLE VOTING POWER:                                  40,000
        SHARES
                            ----------------    --------------------------------------------------------------------------
     BENEFICIALLY           8                   SHARED VOTING POWER:                             7,764,548
       OWNED BY
                            ----------------    --------------------------------------------------------------------------
         EACH               9                   SOLE DISPOSITIVE POWER:                             40,000
       REPORTING
                            ----------------    --------------------------------------------------------------------------
      PERSON WITH           10                  SHARED DISPOSITIVE POWER:                        7,764,548

------------------------    -------------------------------------------------------------------------------------------
11                          AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
                            PERSON:                                                              7,804,548
------------------------    -------------------------------------------------------------------------------------------
12                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                            CERTAIN SHARES:                                                                        [_]
------------------------    -------------------------------------------------------------------------------------------
13                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                   5.6%
------------------------    -------------------------------------------------------------------------------------------
14                          TYPE OF REPORTING PERSON:                              IN
------------------------    -------------------------------------------------------------------------------------------


This Amendment No. 17 ("Amendment No. 17") amends the Statement on Schedule 13D (the "Schedule 13D") filed on May 18, 1998, as amended by Amendment No. 1 filed on June 5, 1998, Amendment No. 2 filed on July 7, 1998, Amendment No. 3 filed on August 23, 1998, Amendment No. 4 filed on October 2, 1998, Amendment No. 5 filed on December 1, 1998, Amendment No. 6 filed on January 6, 1999, Amendment No. 7 filed on January 29, 1999, Amendment No. 8 filed on March 12, 1999, Amendment No. 9 filed on March 25, 1999, Amendment No. 10 filed on March 13, 2000, Amendment No. 11 filed on January 19, 2001, Amendment No. 12 filed on July 10, 2001, Amendment No. 13 filed on November 13, 2001, Amendment No. 14 filed on January 15, 2002, Amendment No. 15 filed on February 12, 2002, and Amendment No. 16 filed on July 23, 2002, and is filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein"; the foregoing persons being referred to collectively as the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

(a) As of the date of this Amendment No. 17, the Reporting Persons beneficially owned in the aggregate 8,595,948 Shares constituting 6.1% of the outstanding Shares (the percentage of Shares owned being based upon 140,403,482 Shares outstanding on June 1, 2002, as set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended May 4, 2002). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:


                                                     Approximate
                              Number of             Percentage of
 Name                          Shares             Outstanding Shares
 ----                         ---------           ------------------
Greenway                        497,300                   0.4%
Greentree                       391,500                   0.3%
Greenbelt                     6,360,748                   4.5%
Greensea                        515,000                   0.4%
Kingsley                        791,400                   0.6%
Duberstein                       40,000                   0.0%



Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greenway may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greentree may be deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares which Greenhut may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares of which Greensea may be



                                    11 of 16
deemed to possess direct beneficial ownership. Each of Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares which Greenhut Overseas may be deemed to beneficially own. Each of Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. Each of Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares that Greenbelt beneficially owns. Each of Kingsley and Duberstein hereby disclaims beneficial ownership of such Shares for all other purposes.

(b) Greenway has the sole power to vote or direct the vote of 497,300 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greentree has the sole power to vote or direct the vote of 391,500 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut, Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greensea has the sole power to vote or direct the vote of 515,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas, Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Greenbelt has the sole power to vote or direct the vote of 6,360,748 Shares and the sole power to dispose or direct the disposition of such Shares. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

Kingsley has the sole power to vote or direct the vote of 791,400 Shares and the sole power to dispose or direct the disposition of such Shares.

Duberstein has the sole power to vote or direct the vote of 40,000 Shares and the sole power to dispose or direct the disposition of such Shares.

(c) Information concerning transactions in the Shares by the Reporting Persons since the most recent filing on Schedule 13D is set forth in Exhibit 27, attached hereto, which is incorporated herein by reference.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt will be delivered into each such respective account, as the case may be. No such individual account has an interest in more than five percent of the class of outstanding Shares.

(e) Not applicable.


                                    12 of 16

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

The following Exhibits are filed herewith:

27. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on Schedule 13D.



             [The remainder of this page intentionally left blank.]




















                                    13 of 16

                                   SIGNATURES

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.


Dated: July 24, 2002

GREENHOUSE PARTNERS, L.P.                   GREENSEA OFFSHORE, L.P.

By: /s/ Gary K. Duberstein
    -----------------------------------     By: Greenhut Overseas, L.L.C.
    Gary K. Duberstein                          Investment General Partner
    General Partner
                                                By: /s/ Gary K. Duberstein
                                                    ----------------------------
GREENHUT, L.L.C.                                    Gary K. Duberstein
                                                    Member
By: /s/ Gary K. Duberstein
    -----------------------------------     GREENBELT CORP.
    Gary K. Duberstein
    Member                                  By: /s/ Alfred D. Kingsley
                                                --------------------------------
                                                Alfred D. Kingsley
GREENHUT OVERSEAS, L.L.C.                       President

By: /s/ Gary K. Duberstein                      /s/ Alfred D. Kingsley
    -----------------------------------         --------------------------------
    Gary K. Duberstein                          Alfred D. Kingsley
    Member
                                                /s/ Gary K. Duberstein
                                                --------------------------------
GREENWAY PARTNERS, L.P.                         Gary K. Duberstein

By: Greenhouse Partners, L.P.
    General Partner

    By: /s/ Gary K. Duberstein
        -------------------------------
        Gary K. Duberstein
        General Partner


GREENTREE PARTNERS, L.P.

By: Greenhut, L.L.C.
    General Partner

    By: /s/ Gary K. Duberstein
        -------------------------------
        Gary K. Duberstein
        Member


                                    14 of 16

                                  EXHIBIT INDEX



EXHIBIT NO.       DESCRIPTION
-----------       -----------

    27. Information concerning transactions in the Shares effected by the Reporting Persons since the most recent filing on
                  Schedule 13D.




















                                    15 of 16